Exhibit 10.1

EXECUTION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), is executed and entered into on the 15th day of September, 2014, by and between Marina Biotech, Inc., a Delaware corporation (the “Company”), with offices c/o Pryor Cashman LLP, 7 Times Square, New York, NY 10036 and J. Michael French, an individual resident of the State of Florida and with a mailing address c/o Pryor Cashman LLP, 7 Times Square, New York, NY 10036 (the “Executive”), effective as of September 15, 2014 (the “Effective Date”),

W I T N E S S E T H :

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated June 10, 2008 ( as amended prior to the date hereof, the “Original Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend and restate the Original Employment Agreement in its entirety, as set forth in this Agreement, which shall set forth the Executive’s terms of employment as Chief Executive Officer and President of the Company;

NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

1.          Application and Effectiveness of Agreements.   Effective as of the Effective Date, this Agreement shall govern (i) the employment relationship between the Company and the Executive and (ii) other matters as set forth herein.

2.          Employment; Responsibilities and Authority; Definitions.

(a)         Subject to the terms and conditions of this Agreement, the Company shall employ the Executive as its President and Chief Executive Officer during the Employment Period (as defined in Section 3, below) and the Executive shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Board of Directors of the Company (the “Board”) shall from time to time direct.

(b)         Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to devote his full time and continuous best efforts to the duties provided for herein.

(c)         For purposes of this Agreement: (1) the “Business of the Company” means the description of the Company’s business as is described in Part I, Item 1 of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (provided, however, that for purposes of Sections 18(b) through (e) hereof, “Business of the Company” shall mean the Company’s business as of the date of termination of Executive’s employment, as the same may have changed since the Effective Date), and (2) the

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term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.

3.          Term; Employment Period.   The “Employment Period” under this Agreement shall commence on the Effective Date and shall terminate at the close of business on September 14, 2017 unless it is (a) extended by written agreement between the parties or by continuing employment of the Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to Section 11 hereof. If the Executive shall remain in full-time employment by the Company beyond what would otherwise be the end of the Employment Period without any written agreement between the parties, this Agreement and the Employment Period shall be deemed to continue on a quarter-to-quarter basis and either party shall have the right to terminate the Executive’s employment hereunder at the end of any ensuing fiscal quarter on written notice of at least ninety (90) days.

4.          Salary.             For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in semi-monthly installments, which initially shall be four hundred twenty-five thousand dollars ($425,000) per annum commencing as of April 1, 2014 (the “Base Salary”). The Company shall pay Executive a lump sum within thirty (30) days following full execution of this Agreement, with such amount being the excess of Executive’s Salary Base Salary hereunder from April 1, 2014 through the date hereof, over whatever compensation the Company has paid Executive through the date hereof.

5.          Incentive Cash Compensation.

(a)         For the Company’s fiscal year that began on January 1, 2014, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall also be eligible to receive incentive cash compensation based on the Executive’s performance in relation to the performance areas and performance targets which the Board or Compensation Committee shall determine and communicate to the Executive as described below (the “Annual Bonus Plan”). The targeted amount of such Annual Bonus Plan shall be fifty percent (50%) of the Executive’s Base Salary for such year; provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year or portion thereof may be nil, or may be more or less than said targeted amount.

(b)         The Board shall establish performance criteria for determination of the incentive cash compensation that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the second month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area. The Company acknowledges that the business objectives used in determining the Executive’s incentive cash compensation, and the performance areas and performance targets referred to herein, shall be based on the input and recommendations of the Company’s Chair and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance targets, the Board or the Compensation Committee, as the case may be, shall act reasonably and in consultation and cooperation with the Chair and consistently with past practice.

(c)         As soon as practical, and absent unforeseen circumstances no later than sixty (60) days following the end of each fiscal year of the Company, the Board shall determine, reasonably and in good faith, the extent to which the applicable performance criteria for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive no later than the 15th day of the third month following the end of the fiscal year to which such incentive cash compensation relates. If unforeseen developments occur that in the opinion of the Board make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable — and therefore inappropriate as a measure of the performance of the Executive — the Board shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the performance criteria had been achieved; and, to such extent, payment shall be made to the Executive.

6.          Stock Options.   The Company and the Executive hereby acknowledge that the Board of Directors has granted, or shall grant, to the Executive options to purchase shares of common stock of the Company, as more fully set forth in this Section 6 (the “Outstanding Options”). The terms of the grant agreements granting such Outstanding Options shall govern the rights and obligations of the Executive with respect thereto, subject, however, to the provisions of Sections 12 and 21 of this Agreement, if and as applicable. On September 15, 2014, the Company granted to the Executive options to purchase up to 771,000 shares of common stock at an exercise price of $1.07 per share. One-third of such options shall vest on the first anniversary of the grant date, one-third of such options shall vest monthly in equal installments commencing after the first anniversary of the grant date and shall be vested in full on the second anniversary of the grant date, and one-third of the options shall vest monthly commencing after the second anniversary of the grant date and shall be vested in full on the third anniversary of the grant date.

It is intended that all of these Outstanding Options qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, and the remaining Outstanding Options shall be treated as non-qualified options. It is further intended that the incentive stock options shall vest such that, as nearly as possible, the aggregate fair market value prices of those incentive stock options which first become exercisable in each of calendar years 2014 through 2017 shall be $100,000 in each such year.

7.          Board.   During the Employment Period, the Company shall cause the nomination and recommendation of the Executive for election as a director at the annual shareholders’ meetings that may occur during the Employment Period, and use all best efforts to cause Executive to be elected as a non-independent director. Upon termination of Executive’s employment for any reason, Executive shall immediately resign from the Board and shall be deemed to have immediately for all purposes to have resigned from the Board and from all other positions with the Company and Subsidiaries, unless the Executive and Board otherwise agree. Executive’s failure to be appointed and/or re-elected to the Board shall constitute a material breach of this Agreement by the Company.

8.          Intentionally Omitted.

9.          Benefits.   During the Employment Period, the Company shall provide or cause to be provided to the Executive at least such employee benefits as are generally provided to other executive officers of the Company.

10.        Paid Time Off.   The Executive shall be entitled to paid time off in accordance with the Company’s policies in effect from time to time for executive officers of the Company.

11.         Termination.

(a)         Executive’s employment by the Company shall be “at will.” Either the Company or the Executive may terminate Executive’s employment by the Company at any time, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion. In addition, the Executive’s employment by the Company shall be terminated by his death or “Disability” (as defined below). Termination of the Executive’s employment as provided for herein shall terminate the Employment Period.

(b)         For purposes of this Agreement, in the case of a termination of the Executive’s employment hereunder by the Executive, the term “Good Reason” shall have the meaning set forth for it below; in the case of a termination of the Executive’s employment hereunder by the Company, the term “Cause” shall have the meaning set forth for it below; and the other terms set out below in this Section 11 shall have the meanings provided for them respectively:

(i)          “Good Reason” shall mean (i) any material diminution in the Executive’s authority, duties, or responsibilities; (ii) any material diminution of the Executive’s Base Salary; or (iii) any other action or inaction that constitutes a material breach by the Company of the Agreement (including the Executive’s failure to be appointed and/or re-elected to the Board as provided in Section 7); provided that, the Executive must notify the Company in writing of the existence of a Good Reason within 90 days of the initial event giving rise to such Good Reason, the Company must fail to cure said Good Reason within sixty (60) days of Executive’s written notification, and Executive must terminate his employment with the Company for Good Reason by the end of the year following the year in which such Good Reason condition arose.

(ii)         “Cause” shall mean (i) the Executive’s willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the Board, which failure continues for a period of thirty (30) days following receipt by the Executive of written notice from the Company containing a specific description of any such alleged failure(s) and a demand for immediate cure thereof; (ii) Executive’s indictment of or being charged for a felony or criminal offense involving moral turpitude; (iii) the Executive’s commission of an act of fraud or theft against the Company; or (iv) the Executive’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement provided that, in the case of this clause “iv,” if such violation is subject to cure and effective remediation by the Executive, such violation is not so cured and remediated by the Executive within thirty (30) days following receipt by the Executive of written notice from the Company containing a reference to the violation and a demand for immediate cure thereof.

(c)         “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous  period of not less than twelve (12) months, as determined by an independent physician chosen jointly by the Executive and the Company.

(d)         “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive, the effective date of the termination as provided in Section 11(a) hereof; or (iv) if this Agreement expires by its terms, September 14, 2017 or, if later, the expiration of the Employment Period.

12.          Severance.

(a)          Subject to Section 21 hereof, if (i) the Company terminates the employment of the Executive during any Employment Period and without Cause, or (ii) the Executive terminates his employment during any Employment Period for Good Reason, then (A) Executive shall be entitled to receive accrued but unpaid Base Salary (the “Accrued Salary Payment”), incentive cash compensation (determined on a pro-rated basis by multiplying the incentive cash compensation the Company determines Executive has earned for the fiscal year of termination by a fraction, the numerator of which is the number of days elapsed in the fiscal year as of the Termination Date and the denominator of which is 365) (the “Bonus Payment”), pay for accrued but unused paid time off (the “Vacation Payment”), and reimbursement for expenses (the “Reimbursement Payment”) pursuant to Section 13 hereof through the Termination Date, and an amount equal to twelve (12) months of the Executive’s specified Base Salary hereunder (the “Severance Payment”); and (B) notwithstanding the vesting and exercisability provisions otherwise applicable to Outstanding Options, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable as specified in the option grant agreements. Executive must satisfy the release requirement (“Release Requirement”) described below in order to receive the Severance Payment and Bonus Payment. The Company shall pay the Accrued Salary Payment, the Vacation Payment, and the Reimbursement Payment to Executive within thirty (30) days after the date of such termination. The Company shall pay the Bonus Payment to the Executive at the time provided in Section 5(c), provided the Release Requirement is satisfied. The Company shall pay the Executive the Severance Payment in semi-monthly installments, with the first payment being made on the Company’s first payroll date following the date the Release Requirement is satisfied, with the first payment being a “catch-up” for missed payments retroactive to the Termination Date, provided, however, that any such payments that would jeopardize the ability of the Company to continue as a going concern will be delayed and not paid to the Executive until such time as such payments would no longer have such effect and provided, further, that any such payments also are subject to the restrictions contained within Section 30, if applicable. Notwithstanding the foregoing, the Company shall not be required to pay any part of the Bonus Payment or Severance Payment for any period following the Termination Date if it shall have been determined in writing by a court of competent jurisdiction or by any arbitrator appointed pursuant to Section 27 that the Executive has materially violated the provisions of Section 18, 19, or 20 of this Agreement and such violation has not been cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure. The Company also may withhold any such payments while it pursues such determination.

(b)          Subject to Section 21 hereof, if (A) the Executive voluntarily terminates his employment during any Employment Period other than for Good Reason or (B) the Executive’s employment is terminated by the Company during any Employment Period for Cause, then the Executive shall be entitled to receive only the Accrued Salary Payment, the Vacation Payment, and the Reimbursement Payment; vesting of Outstanding Options shall cease on such Termination Date; any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options remaining vested and exercisable as specified in the option grant agreements). The Company shall pay the Accrued Salary Payment, the Vacation Payment, and the Reimbursement Payment to Executive within thirty (30) days after the date of such termination.

(c)          Subject to Section 21 hereof, if the Executive’s employment is terminated during any Employment Period due to death or Disability, the Executive (or his estate or legal representative as the case may be) shall be entitled to receive the Accrued Salary Payment, the Vacation Payment, the Reimbursement Payment; the Bonus Payment; and a lump sum equal to Base Salary at the rate in effect on the date of such termination for the lesser of (i) twelve (12) months and (ii) the remaining term of this Agreement at the time of such termination (the “Disability/Death Payment”). In such case, vesting of the Outstanding Options shall cease on such Termination Date, and any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options remaining vested and exercisable as specified in the option grant agreements). The Company shall pay the Accrued Salary Payment, the Vacation Payment, and the Reimbursement Payment to Executive (or his estate or legal representative as the case may be) within thirty (30) days after the date of such termination. The Company shall pay the Bonus Payment to the Executive (or his estate or legal representative as the case may be) at the time provided in Section 5(c). The Company shall pay the Executive (or his estate or legal representative as the case may be) the Disability/Death Payment in a lump sum within thirty (30) days after the date of such termination, provided, however, that if such payment would jeopardize the ability of the Company to continue as a going concern, it will be delayed and not paid to the Executive (or his estate or legal representative as the case may be) until such time as such payment would no longer have such effect.

(d)          In addition to the provisions of Section 12(a), 12(b), or 12(c), hereof, as the case may be, to the extent COBRA shall be applicable or as provided by law, the Executive and/or his dependents shall be entitled to continuation of group health plan benefits for the periods provided by law following the Termination Date if the Executive (or his survivors) makes the appropriate election and payments; provided, further, that if the Executive and/or his survivors are entitled to severance under Section 12(a) or 12(c) hereof, and the Executive and/or his survivors elect COBRA coverage under a group health plan maintained by the Company (“COBRA Coverage”), the Company shall pay to the Executive (or his estate or legal representative as the case may be) each month for the twelve (12) month period following his Termination Date, an amount which is equal to the excess of the cost of COBRA Coverage which corresponds to the group health plan coverage he maintained for himself and his dependents immediately prior to the termination of his employment over what the Company employees pay for such coverage.

(e)          Subject to Section 21 hereof, the Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth or referred to in this Agreement.

(f)          In order to satisfy the Release Requirement, Executive must (i) execute a full general release in form and substance acceptable to the Company, releasing all claims, known or unknown, that Executive may have against Company or its affiliates arising out of or in any way related to Executive’s employment or termination of employment with Company, and such release must become effective and irrevocable in accordance with its terms on or before the 60th day following the termination of Executive’s employment and (ii) continue to comply with the terms of this Agreement. In the event that Executive does not satisfy the Release Requirement, Executive shall forfeit all payments subject to the requirements of the Release Requirement. If the period of time Executive has to consider and/or revoke such release falls into two calendar years, the Company will begin paying the Severance Payment as soon as practicable in the later calendar year, but in no event later than March 15 of such later year.

13.         Expenses.   The Company shall pay or reimburse the Executive for all expenses that are reasonably incurred by him in furtherance of his duties hereunder and such further expenses as may be authorized and approved by the Company from time to time. In addition, the Company shall reimburse the Executive for the costs of his legal counsel incurred in connection with the review and negotiation of this Agreement, in an amount not to exceed $2,000.

14.         Facilities and Services.   The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

15.         Mitigation Not Required.   In the event this Agreement is terminated, the Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. The Executive’s acceptance of any other employment shall not diminish or impair the amounts otherwise payable to the Executive hereunder.

16.         Place of Performance.   The Executive shall perform his duties at the main offices of the Company, or such other location from time to time as the Board shall reasonably permit, subject to reasonable travel requirements which may be authorized and directed from time to time by the Board.

17.         Insurance and Indemnity.   With respect to his service hereunder, the Company shall maintain, at its expense, customary directors’ and officers’ liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed appropriate by the Company and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company’s obligations under this Section 17 shall survive the termination of the Executive’s employment hereunder and any termination of this Agreement.

18.         Non-Competition.

(a)         The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question; provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.

(b)          In addition, the Executive agrees that, for a period of six (6) months after the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive’s employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive’s employment at the Company.

(c)          Executive further agrees, for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), to refrain from directly or indirectly soliciting or hiring the Company’s collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(d)          Executive further agrees, while employed by the Company and for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), that he will not, directly or indirectly, as a sole proprietor, member of a partnership or as a stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, other than for the exclusive benefit of the Company or any of its Subsidiaries, solicit or accept business from, or perform or supervise the performance of any services related to such business for, (i) any client of the Company or any of its Subsidiaries who was a client during the Executive’s employment with the Company, (ii) any clients or prospective clients of the Company or any of its Subsidiaries who were solicited or serviced, directly or indirectly, by the Executive, in whole or in part, or (iii) any former client of the Company or any of its Subsidiaries who was a client within one (1) year prior to the Executive’s termination of employment and who was solicited or serviced, directly or indirectly, by the Executive, or by those supervised, directly or indirectly, by the Executive, in whole or in part, in connection with activities that would be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(e)          The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 18 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 18 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

(f)          The time periods (if applicable) of the covenants contained in this Section 18 shall be extended by any and all periods during which Executive is in breach of such covenants.

19.         Assignment of Patents.   Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement; provided, however, that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the period of six (6) months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as otherwise agreed by the Company and the Executive. The Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. This Section 19 shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or its Subsidiaries was used, and which was developed entirely on the Executive’s own time, unless (i) the invention relates directly to the Business of the Company or of any of its Subsidiaries or to the actual or demonstrably anticipated research or development of the Company or of any of its Subsidiaries, or (ii) the invention results from any work performed by the Executive for the Company.

20.         Trade Secrets.

(a)          In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries (“Confidential Material”). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company’s Business or technology, or to current or specifically contemplated future Company products or services: the Company’s confidential commercial information, technology, formulations and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 20 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material; provided that Executive shall give prompt notice of such process or order to the Company, and the Executive shall in good faith use reasonable efforts to provide the Company the opportunity to intervene in the event Executive may be compelled to disclose Confidential Information of the Company pursuant to such process or order.

(b)          The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 20 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 20 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

21.         Payment and Other Provisions After Change of Control.

(a)          In the event the Executive’s employment with the Company is terminated either by the Company or by the Executive (other than because of the Executive’s death or Disability) following the occurrence of a Change of Control, and such termination is without Cause if by the Company, or for Good Reason if by Executive, and the date of such termination is within one (1) year following the occurrence of such Change of Control, then the Executive shall be entitled to receive from the Company the Accrued Salary Payment, Vacation Payment, Reimbursement Payment, and, in lieu of the Severance Payment or Disability/Death Payment otherwise payable pursuant to Section 12 hereof, the following:

(i)          Additional Amount Based on Base Salary.   A lump-sum amount equal to twelve (12) months of Executive’s specified Base Salary hereunder (the “Change of Control Payment”); and

(ii)          Other Benefits.   Notwithstanding the vesting and/or exercisability provisions otherwise applicable to Outstanding Options, all such stock options shall be fully vested and exercisable upon a Change of Control and shall remain exercisable as specified in the applicable option plan(s) and option grant agreements.

The Company shall pay the Accrued Salary Payment, the Vacation Payment, and the Reimbursement Payment to Executive within thirty (30) days after the date of such termination. The Company shall pay the Change of Control Payment in a lump sum within thirty (30) days after the date of such termination, provided, however, that if such payment would jeopardize the ability of the Company to continue as a going concern, it will be delayed and not paid to the Executive until such time as such payment would no longer have such effect, that such payment is subject to the restrictions contained within Section 30, if applicable, and that if the Change of

Control does not satisfy the definitions of "change in the ownership of a corporation", "change in the effective control of a corporation" or "change in the ownership of a substantial potion of the assets of a corporation" as such terms are defined in Code Section 409A and any regulations or other authority promulgated thereunder (“Section 409A”), then the Change of Control Payment will be paid at the time and in the manner provided for the Severance Payment in Section 12(a) (in semi-monthly installments).

(b)           For purposes of this Agreement, the term “Change of Control” shall mean:

(i)          The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision) (any of the foregoing hereafter a “Person”) of forty percent (40%) or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of forty percent (40%) or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

(ii)          Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

(iii)          Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly of indirectly, in substantially the same proportions, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(iv)        A complete liquidation or dissolution of the Company; or

(v)         A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities Immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

22.         Notices.   Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office, Attn.: Chief Financial Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this Section. Such notices shall be effective upon personal delivery or three (3) days after mailing.

23.         Entire Agreement; Waiver.   This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that the Company and the Executive may enter into certain grant agreements relating to Outstanding Options which shall be effective in accordance with the terms thereof). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; provided that should the Executive be appointed by the Board to an additional executive office of the Company during the Employment Period, the terms of this Agreement shall apply, the references to “President and Chief Executive Officer” shall be deemed to read “President, Chief Executive Officer and [insert office]”, and the compensation provisions hereof shall continue unamended. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

24.        Original Employment Agreement.     Executive represents that he has received all amounts of compensation due to him pursuant to the Original Employment Agreement, including any bonuses and awards of stocks or options. The Company and Executive acknowledge that paid time off for Executive shall commence to accrue as of January 1, 2014. The Company and Executive agree and acknowledge that paid time off shall be waived and not due and payable upon the bankruptcy or insolvency of the Company.

25.         Binding Effect; Assignment.   The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

26.         Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

27.         Governing Law; Arbitration.   This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts made and to be performed wholly within such state. Except as otherwise provided in Sections 18(e) and 20(b) of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in New York, New York or in such other place as the parties hereto may agree.

28.         Further Assurances.   Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

29.         Severability.   The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

30.         Section 409A.   The Executive and the Company intend that any compensation under this Agreement shall be paid in compliance with Section 409A of the Internal Revenue Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In the case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions in this Agreement. A termination of the Executive’s employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program, or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of the Executive’s “separation from service,” the Executive is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the Executive’s separation from service. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

31.        Counterparts.   This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

32.        Withholding.   The Company shall be entitled to withhold from payment any amount of withholding required by law.

33.        Survivorship.   The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

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IN WITNESS WHEREOF, Marina Biotech, Inc. has caused this instrument to be signed by a duly authorized signatory and the Executive has hereunto set his hand as of the day and year first above written.

THE COMPANY:

MARINA BIOTECH, INC.

By:	/s/ Stefan Loren

Name:	Stefan Loren
Title:	Director

THE EXECUTIVE:

/s/ J. Michael French
J. Michael French